EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-228430 and 333-224207 on Form S-3 and Registration Statement No. 333-224860 on Form S-8 of our reports dated March 14, 2019, relating to the consolidated financial statements of Eloxx Pharmaceuticals, Inc., and the effectiveness of Eloxx Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Eloxx Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 14, 2019